Exhibit 3.3

NEW CENTURY FINANCIAL CORPORATION

ARTICLES SUPPLEMENTARY

4,830,000 SHARES

9.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by Article V of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, as required by Section 2-208 of the MGCL, adopted resolutions by unanimous written consent dated June 6, 2005, authorizing the classification and designation of up to 8,000,000 shares of the authorized but unissued preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock and the issuance of a maximum of 8,000,000 shares of such separate series of Preferred Stock, and pursuant to the powers contained in the bylaws of the Corporation (the “Bylaws”) and the MGCL, appointed a committee (the “Committee”) of the Board of Directors and delegated to the Committee, to the fullest extent permitted by MGCL and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to classifying, designating and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such separate series of Preferred Stock, and determining the number of shares of such separate series of Preferred Stock (not in excess of the aforesaid maximum number) to be classified and issued and the price and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued.

SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has unanimously adopted resolutions classifying 4,830,000 authorized but unissued shares of Preferred Stock as the aforesaid series of Preferred Stock, designating the aforesaid series of Preferred Stock as “9.125% Series A Cumulative Redeemable Preferred Stock”, setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such 9.125% Series A Cumulative Redeemable Preferred Stock and authorizing the issuance of up to 4,830,000 shares of such 9.125% Series A Cumulative Redeemable Preferred Stock.

THIRD: The designation, number of shares, preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the 9.125% Series A Cumulative

Redeemable Preferred Stock of the Corporation are as follows (the “Series A Terms”), which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of section or subsections thereof:

1. Designation and Number. A series of Preferred Stock, designated as the “9.125% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of the Series A Preferred Stock shall be 4,830,000.

2. Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Section 6 below.

3. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of common stock, par value $0.01, of the Corporation (the “Common Stock”) and to all equity securities issued by the Corporation, the terms of which provide that such equity securities rank junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (b) on a parity with all other equity securities issued by the Corporation, other than those equity securities referred to in clauses (a) and (c) hereof; and (c) junior to all equity securities issued by the Corporation the terms of which provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation. The term “equity securities” does not include convertible debt securities or other debt securities of the Corporation, which will rank senior to the Series A Preferred Stock prior to conversion or convertible debt securities of any subsidiary of the Corporation. All shares of Series A Preferred Stock shall rank equally with one another and shall be identical in all respects.

4. Dividends.

(a) Payment of Dividends. Holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $2.28125 per year, which is equivalent to the per annum rate of 9.125% of the $25.00 liquidation preference per share of the Series A Preferred Stock. Such dividends shall be cumulative from the date of original issuance of the Series A Preferred Stock and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if such date is not a business day, the prior preceding business day (each a “Dividend Payment Date”). The first dividend on the Series A Preferred Stock will be payable on September 30, 2005, and will be for more than a full quarter. Such first dividend and any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be prorated. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than 60 nor less than 10 days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock which is outstanding on such date.

(b) Limitation on Dividends. No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation if the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Dividends Cumulative. Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first became payable.

(d) Capital Gains Dividends. If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. A similar allocation will be made with respect to any undistributed long-term capital gains of the Corporation, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

(e) Priority as to Dividends.

(i) Except as set forth in clause (ii) below, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods: (A) no dividends (other than in shares of Common Stock or in shares of any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation) shall be declared or paid or set aside for payment upon shares of Common Stock or any other class or series of stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation; (B) no distribution shall be declared or made upon shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, distribution and winding up of the Corporation; and (C) no shares of Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution and winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution and winding up and except for redemptions, purchases or other transfers made pursuant to the provisions of the Charter relating to restrictions on ownership and transfer of the capital stock of the Corporation designed to ensure the Corporation’s continued status as a real estate investment trust (“REIT”) for federal income tax purposes).

(ii) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends, dividends may be declared upon our Series A Preferred Stock and each other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends but only if such dividends shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio of accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other series of Preferred Stock does not have a cumulative dividend) bear to each other.

(iii) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. No interest or sums of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

5. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, the sum of: (a) a liquidation preference of $25.00 per share; (b) the applicable premium per share (expressed in dollar amount) as set forth in the table below based upon the twelve month period during which the liquidation, dissolution or winding up of the Corporation takes place; and (c) an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to and including the date fixed for payment, without interest to such holders, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock as to rights upon liquidation, dissolution and winding up of the Corporation. Until the holders of Series A Preferred Stock have been paid the liquidation preference in full, the applicable premium per share and an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to and including the date of payment to such holders, no payment shall be made to any holders of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution and winding up of the Corporation. After payment in full to the holders of the Series A Preferred Stock of the above-described preferential amount, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

Twelve Month Period Ending:	Applicable Premium Per Share:
June 30, 2006	$1.25

June 30, 2007	$1.00

June 30, 2008	$0.75

June 30, 2009	$0.50

June 30, 2010	$0.25

Thereafter	$0.00

If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of Series A Preferred Stock and the holders of each other class or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock as to rights upon liquidation, dissolution and winding up the affairs of the Corporation shall be insufficient to pay in full the above-described preferential amount to the holders of the Series A Preferred Stock and the liquidating distributions payable on all shares of such other classes or series of capital stock ranking on a parity with the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the affairs of the Corporation, then such assets, or the proceeds therefrom, shall be distributed among the holders of the Series A Preferred Stock and any such other classes or series of capital stock ratably in the same proportion as the respective amounts that would be payable on the Series A Preferred Stock and such other classes or series of capital stock if all amounts payable thereon upon any liquidation, dissolution or winding up of the Corporation were paid in full. The consolidation or merger of the Corporation with or into one or more other entities, the sale or transfer of all or substantially all of the assets of the Corporation or a statutory share exchange to which the Corporation is a party shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Upon the liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any other class or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of stock ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

6. Optional Redemption.

(a) Right of Redemption. Subject to Section 8 hereof and the provisions of the Charter of the Corporation described therein, the Series A Preferred Stock is not redeemable prior to June 21, 2010. On and after June 21, 2010, the Corporation, at its option, upon not less than 30 nor more than 60 days’ prior written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to accumulated, accrued and unpaid dividends thereon (whether or not earned or declared) if any, to and including the date fixed for redemption (except as provided below, when the redemption date falls after the Dividend Record Date and before the corresponding Dividend Payment Date), without interest, to the extent the Corporation has funds legally available therefor. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price, plus an amount equal to all accumulated, accrued and unpaid dividends payable upon such redemption, following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practical without creating fractional shares) or by any other equitable method determined by the Corporation.

(b) Limitation on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Series A Preferred Stock in order to ensure that the Corporation continues to meet the requirements for qualification as a REIT for federal income tax purposes, or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(c) Procedures for Redemption.

(i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once per week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice of redemption will be mailed by the Corporation, postage prepaid, no less than 30 nor more than 60 calendar days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; (E) that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on such redemption date; and (F) that payment of the redemption price will be made upon presentation and surrender of such Series A Preferred Stock. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(ii) Immediately prior to any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as expressly provided herein above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock redeemed by the Corporation.

(d) Status of Redeemed Stock. Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular limited series by the Board of Directors.

7. Limited Voting Rights.

(a) General. The holders of shares of Series A Preferred Stock shall not have any voting rights, except as set forth below.

(b) Right to Elect Directors.

(i) If and whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of such shares of Series A Preferred Stock (voting together as a single class with all other classes or series of capital stock ranking on a parity with the Series A Preferred Stock with respect to dividend rights upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of the two additional directors (“Preferred Stock Directors”) of the Corporation at any annual meeting or at a special meeting of the holders of the Series A Preferred Stock and such other classes or series of stock called by the holders of record of at least 20% of the outstanding Series A Preferred Stock or the holders of record of at least 20% of any such other classes or series of capital stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual stockholders in which case such vote shall take place at the next annual meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock and the shares of such other classes or series of capital stock so in arrears for the past dividend periods have been fully paid and dividends on such shares of Series A Preferred Stock and the shares of such other classes or series of capital stock so in arrears for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(ii) If and whenever all accumulated dividends on the Series A Preferred Stock shall have been paid in full and the dividend on the Series A Preferred Stock for the then current dividend period shall have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment in full, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth in clause (i) above (subject to revesting in the event that dividends are in arrears again pursuant to clause (i) above) and, if all accumulated dividends on such other classes or series of capital stock upon which like voting rights have been conferred and are exercisable shall have been paid in full and the dividends on such other classes or series of capital stock for the then current dividend period have been paid in full or declared and a sum sufficient thereof set aside for payment in full, the term of office of each Preferred Stock Director so elected shall terminate. Any such Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding shares of Series A Preferred Stock, when they have the voting rights set forth in clause (i) above, and all other classes or series of capital stock upon which like voting rights have been conferred and are exercisable (voting as a single class). So long as the dividend payments shall continue to be in arrears, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series A Preferred Stock, when they have the voting rights set forth in clause (i) above, and all other series of preferred stock upon which like voting rights have been conferred and are exercisable (voting as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c) Certain Other Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of then outstanding shares of Series A Preferred Stock, given in person or by proxy, either in writing or at a meeting (such Series A Preferred Stock voting separately as a class):

(i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Corporation or any securities convertible into shares of any such class or series of capital stock ranking senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, consolidation or winding up of the affairs of the Corporation; or

(ii) amend, alter or repeal any provision of, or add any provision to, the Corporation’s Charter (including the articles supplementary relating to the Series A Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, privilege, preference or voting power of the Series A Preferred Stock or the holders thereof.

Notwithstanding the provisions of this paragraph (c) above: (A) any increase in the number of authorized shares of any class or series of Preferred Stock of the Corporation issued and outstanding at the time of any amendment, alteration or repeal of any provision of, or the addition of any provision to, the Corporation’s Charter, any increase in the amount of authorized shares of Common Stock or Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in the number of authorized shares of that class or series of Preferred Stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or any increase in the authorized amount of Series A Preferred Stock or any issuance of additional shares of Series A Preferred Stock, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; and (B) any merger, consolidation, transfer of all or substantially all of the assets of the Corporation or statutory share exchange shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof so long as either: (1) the Corporation is the surviving entity and the Series A Preferred Stock remains outstanding on the same terms; or (2) the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the Series A Preferred Stock, other preferred stock having substantially the same terms and same rights as the Series A Preferred Stock, including with respect to dividends, voting rights and rights upon liquidation, dissolution or winding up.

(d) No Voting Rights After Redemption. The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(e) Except as expressly stated herein, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights and powers.

8. Restriction on Transfer and Ownership of Series A Preferred Stock. Notwith-standing any terms or provisions to the contrary contained in Section 6 or elsewhere herein, the Series A Preferred Stock shall be subject to the provisions of Article V of the Corporation’s Charter pursuant to which, among other things, shares of Series A Preferred Stock Beneficially Owned or Constructively Owned by a stockholder in excess of the Ownership Limit (all as defined in Article V of the Corporation’s Charter) shall automatically be subject to the remedies set forth in such Article V and may be redeemed by the Corporation in accordance with the Charter.

9. Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

10. No Preemptive Rights. No holder of shares of Series A Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of capital stock of the Corporation of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

11. Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

FOURTH: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this      day of June, 2005.

ATTEST:	NEW CENTURY FINANCIAL CORPORATION

	By:	(SEAL)
Name:	Name:
Title:	Title:

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